Exhibit 99.1

REVISED

INTREPID POTASH, INC.

NON-GAAP ADJUSTED PRO FORMA NET INCOME RECONCILIATIONS

(In thousands)

Adjusted pro forma net income is calculated as pro forma net income adjusted for significant non-cash and non-recurring items. Examples of non-cash charges include insurance settlements in excess of property losses and non-cash gains or losses associated with unrealized derivative adjustments. The non-GAAP measure of adjusted pro forma net income is presented because management believes it provides useful additional information to investors for analysis of Intrepid’s fundamental business on a recurring basis. In addition, management believes that the concept of adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry, and many investors use the published research of industry research analysts in making investment decisions. The use of adjusted pro forma net income is intended to present this measure on a pro forma basis in order to present information on a comparable basis for the impact of the IPO transaction. Adjusted pro forma net income should not be considered in isolation or as a substitute for net income, income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted pro forma net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted pro forma net income amounts presented may not be comparable to similarly titled measures of other companies.

	2008		2007
	Quarter Ended		Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
Pro Forma Net Income	$32,446	$19,284	$4,694	$5,358	$4,005	$3,585
Less: Insurance settlement in excess of property losses	32	(6,998)	(3,202)	(755)	772	(17)
Less: Unrealized derivative loss (gain)	(1,499)	1,467	547	719	(228)	(1,318)
Tax effect at 39.5 percent	579	2,185	1,049	14	(215)	527

Total adjustments	(888)	(3,346)	(1,606)	(22)	329	(808)

Adjusted Pro Forma Net Income	$31,558	$15,938	$3,088	$5,336	$4,334	$2,777